                                                                                                 Exhibit 12
                             INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                               Computation of Ratio of Earnings to Fixed Charges
                                           (dollars in thousands)

                                                                        Years Ended
                                                ----------------------------------------------------------------
                                                February 28, February 28, February 28, February 29, February 28,
                                                    1999          1998         1997         1996         1995
                                                ------------ ------------ ------------ ------------ ------------
Earnings (loss) from continuing operations
  before income taxes                             $12,266      $36,990      $(9,767)     $14,707      $53,482

Plus:  Fixed charges (1)                           25,719       27,154       28,052       29,314       24,795
Less:  Capitalized interest                          (196)          (8)        (109)        (128)        (317)
                                                  --------     --------     --------     --------     --------

Earnings available to cover fixed charges         $37,789      $64,136      $18,176      $43,893      $77,960

Ratio of earnings to fixed charges(2)(3)             1.47         2.36          .65         1.50         3.14

(1) Fixed charges consist of the following:


                                                                        Years Ended
                                                ---------------------------------------------------------------
                                                February 28, February 28, February 28, February 29, February 28,
                                                    1999         1998         1997         1996         1995
                                                -----------  -----------  -----------  -----------  -----------
       Interest expense, gross                    $16,519      $17,651      $18,658      $19,613      $15,592
       Rentals (interest factor)                    9,200        9,503        9,394        9,701        9,203
                                                  -------      -------      -------      -------      -------
        Total                                     $25,719      $27,154      $28,052      $29,314      $24,795
                                                  =======      =======      =======      =======      =======

(2) For the year ended February 28, 1997, earnings were inadequate to cover fixed charges. The deficiency of $9,876 was the result of unusual items. Exclusive of these unusual items, the ratio of earnings to fixed charges would have been 1.36 for the year ended February 28, 1997.

(3) Exclusive of unusual items, the ratio of earnings to fixed charges would have been 2.60 for the year ended February 28, 1999.
